Exhibit 99.8

OFFICE OF THE COMPTROLLER OF THE CURRENCY

Washington, D.C. 20219

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2006

CANYON NATIONAL BANK

(Exact name of registrant as specified in its charter)

United States	23561	33-0791978
(State or other jurisdiction of incorporation or organization)	(OCC file No.)	(I.R.S. Employee Identification No.)

1711 East Palm Canyon Drive, Palm Springs, CA 92264

(Address of principal executive offices)

(Zip code)

(760) 325-4442

(Registrant’s telephone number including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 16, 2006, Canyon National Bank issued a press release announcing that it has received the two-thirds vote needed approving the Bank Holding Company Reorganization and the completion of the Annual Meeting. Included as Exhibit 99.1, is a copy of such press release which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

99.1.	Press Release titled “Canyon National Bank Reports Approval of Bank Holding Company Reorganization” dated May 16, 2006

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANYON NATIONAL BANK

Dated: May 16, 2006	By:	/s/ Jonathan J. Wick
Jonathan J. Wick, Executive Vice President and Chief Financial Officer/Chief Operating Officer

Exhibit 99.1

CANYON NATIONAL BANK REPORTS

APPROVAL OF BANK HOLDING COMPANY

REORGANIZATION

PALM SPRINGS, CA: May 16, 2006 – Canyon National Bank (OTCBB: CYNA) today announced that the shareholders of the Bank have approved the Bank Holding Company Reorganization and the Annual Meeting of Shareholders is now adjourned and will not be reconvened on May 23, 2006.

President and CEO, Stephen G. Hoffmann said, “We are pleased to announce the approval of the Bank Holding Company Reorganization. We expect that the reorganization will be completed by June 30, 2006, and all outstanding shares of Canyon Bank will be exchanged for an equal number of shares of Canyon Bancorp.”

“The new holding company structure” Hoffmann continued, “provides the company with increased flexibility regarding non-bank activities along increased structural alternatives for acquisitions and alternative for raising capital and access to the debt markets. We greatly appreciate the continual show of support from our shareholders.”

Canyon National Bank is a full-service commercial bank and member of the FDIC. Palm Springs branch locations are at 1711 East Palm Canyon Drive at the Smoke Tree Village Shopping Center and 901 East Tahquitz Canyon Way. Palm Desert branch locations are at 74-150 Country Club Drive and 77-933 Las Montanas Road across from Sun City. Shares of the bank’s common stock are traded on the Over the Counter Bulletin Board – stock symbol CYNA.

Further information can be obtained at the Bank’s Web site: www.CanyonNational.com or via e-mail: info@CanyonNational.com or by calling Stephen G. Hoffmann, President & CEO, 760-325-4442.